                                                                    EXHIBIT 12.0



                        AGCO Corporation and Subsidiaries
    Statement RE: Computation of Ratio of Earnings to Combined Fixed Charges
                        (in millions, except ratio data)

                                                ------      ------      ------      ------     -------
                                                 2001        2000        1999        1998       1997
                                                ------      ------      ------      ------     -------
Fixed Charges Computation:
   Interest expense                             $ 65.5      $ 56.6      $ 69.1      $ 79.7      $ 69.1
   Interest component of rent expense (a)          5.7         5.8         4.8         5.3         5.6
   Proportionate share of fixed charges of
     50%-owned affiliates                          1.5         1.4         2.5         2.8         1.8
   Amortization of debt cost                       5.4         3.7         2.3         1.7         1.6
                                                ------      ------      ------      ------     -------
       Total fixed charges                      $ 78.1      $ 67.5      $ 78.7      $ 89.5      $ 78.1
                                                ======      ======      ======      ======     =======

Earnings Computation:
   Pretax earnings                              $ 29.4      $ (4.2)     $(19.2)     $ 84.8      $245.7
   Fixed charges                                  78.1        67.5        78.7        89.5        78.1
                                                ------      ------      ------      ------     -------
       Total earnings as adjusted               $107.5      $ 63.3      $ 59.5      $174.3      $323.8
                                                ======      ======      ======      ======     =======

       Ratio of earnings to combined fixed
         charges                                   1.4:1        --(b)       --(b)      1.9:1       4.2:1


(a) The interest factor was calculated to be one-third of rental expenses and is considered to be a representative interest factor.
(b) The dollar amount of the deficiency, based on a one-to-one coverage ratio, is $4.2 million for 2000 and $19.2 million for 1999.